Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-222790) pertaining to the ARMO BioSciences, Inc. 2018 Equity Incentive Plan, the ARMO BioSciences, Inc. 2018 Employee Stock Purchase Plan and the ARMO BioSciences, Inc. 2012 Stock Incentive Plan of ARMO BioSciences, Inc. of our report dated March 30, 2018, with respect to the consolidated financial statements of ARMO BioSciences, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Redwood City, California
March 30, 2018